Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement to Form 1-A, Amendment #4 (File No. 024-11627) of our audit report dated March 1, 2023, with respect to the balance sheets of Vivos Inc. as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022.

Our report relating to those financial statements includes and emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

November 27, 2023